Exhibit 3.2.22

CC FINCO HOLDINGS, LLC

LIMITED LIABILITY COMPANY AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) dated and effective as of November 20, 2008 by Clear Channel Communications, Inc. (the “Member”).

W I T N E S S E T H:

WHEREAS, the signatory hereto desires to become the sole member of a limited liability company known as CC Finco Holdings, LLC (the “Company”) formed by the filing of a Certificate of Formation (the “Certificate of Formation”) pursuant to the Delaware Limited Liability Company Act (the “Delaware Act”) on the date hereof; and

WHEREAS, the signatory hereto desires to set forth certain of its rights and obligations with respect to the Company pursuant to the Delaware Act;

NOW, THEREFORE, the signatory hereto agrees as follows:

1. Formation. Hamlet T. Newsom, Jr. has acted as the organizer to form the Company as a Delaware limited liability company by preparing, executing and having filed with the Delaware Secretary of State the Certificate of Formation pursuant to the Delaware Act. The Member hereby confirms and ratifies such formation of the Company and forever discharges such organizer, and such organizer shall be indemnified by the Company, from and against any expense or liability actually incurred by such organizer by reason of having been the organizer of the Company.

2. Name. The name of the Company is CC Finco Holdings, LLC.

3. Term. The term of the Company commenced upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, and shall be perpetual, unless sooner dissolved in accordance with Section 10 hereof.

4. Principal Place of Business, Registered Office; Registered Agent.

(a) The principal place of business of the Company shall be located at such place as the Member shall determine and the Company may change such principal place of business or establish other places of business as the Member may from time to time deem advisable.

(b) The address of the registered office of the Company in the State of Delaware is as set forth in the Certificate of Formation.

(c) The name and address of the registered agent for service of process on the Company in the State of Delaware is as set forth in the Certificate of Formation.

5. Nature of Business Permitted; Powers. The Company shall (i) have the power and authority to carry on any lawful business, purpose or activity not prohibited under the Delaware Act and (ii) possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

6. Sole Member. Clear Channel Communications, Inc. shall be the sole “member” (as such term is defined in the Delaware Act) of the Company.

7. Management. The management of the Company shall be vested in the Member which may from time to time engage or employ such other agents and employees (“Representatives”) as it may deem advisable, each of whom shall perform such duties as the Member may from time to time determine. The Member may, at any time, remove, with or without cause, any person serving as a Representative. As used herein, “person” shall mean any individual, corporation, partnership, association, limited liability company, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

8. Officers. The Member shall have the power to appoint agents (who may be referred to as officers) to act for the Company with such titles, if any, as the Member deems appropriate and to delegate to such officers or agents. The officers or agents so appointed may include persons holding titles such as Chair, Chief Executive Officer, President, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Secretary or Controller. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Member, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority; provided, however, that unless such power is specifically delegated to the officer in question either for a specific transaction or generally, no such officer shall have the power to acquire or lease real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any person, to give guarantees or indemnities, to merge, liquidate or dissolve the Company, or to sell or lease all or any substantial portion of the assets of the Company. The Member may, at any time, remove, with or without cause, any person serving as an officer or an agent.

9. Capital Contribution. The Member has made a capital contribution to the Company in the amount of $100. Except as the Member may otherwise agree in writing, the Member shall not be under any obligation to make any further capital contributions to the Company.

10. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) the written consent of the Member;

(b) the dissolution or withdrawal of the Member; or

(c) the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Delaware Act.

11. Winding Up. Upon the dissolution of the Company, the Member may, in the name of and for and on behalf of the Company, prosecute and defend suits, whether civil, criminal or administrative, sell and close the Company’s business, dispose of and covey the Company’s property, discharge the Company’s liabilities and distribute to the Member any remaining assets of the Company, all without affecting the liability of the Member. Upon winding up of the Company, the assets shall be distributed as follows:

(a) first, to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

(b) second, to the payment and discharge of the claims of all creditors of the Company (other than the Member); and

(c) third, to the Member.

12. Articles of Dissolution. Within ninety days following the dissolution and the commencement of winding up of the Company, or at any other time there are no members of the Company, articles of dissolution shall be filed with the Delaware Secretary of State pursuant to the Delaware Act.

13. Termination. Upon completion of the dissolution, winding up, liquidation, and distribution of the assets of the Company, the Company shall be deemed terminated.

14. Liability. (a) Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any partner, manager or other affiliate, agent or representative of the Member, nor any officer, director, manager, employee, stockholder, member, partner or other affiliate, agent or representative of any such person, nor any of the heirs, executors, successors or assigns of any of the foregoing (together with the Representatives, the “Indemnified Persons”), shall be obligated personally for any such debt, obligation or liability.

(b) Except as otherwise expressly required by law, or as otherwise agreed to by the Member in writing, the Member, in its capacity as the sole member of the Company, shall have no liability in excess of (i) the amount of its capital contribution to the Company, (ii) the amount standing in its capital account with the Company and (iii) the amount of any distributions made by the Company to the Member in violation of Section 18-607 of the Delaware Act.

15. Exculpation. Neither the Member nor any other Indemnified Person shall be personally liable to the Company for the repayment of any distributions made by the Company to the Member or for any other act or omission by such Indemnified Person in connection with the conduct of affairs of the Company, this Agreement or the matters contemplated herein except as a result of such person’s willful misfeasance, bad faith or gross negligence.

16. Indemnification. (a) The Company shall indemnify and hold harmless the Member and each other Indemnified Person from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which such Indemnified Person is or was involved, may be involved, or is threatened to be involved, as a party or otherwise, arising out of (i) any action or inaction on the part of the Company, (ii) any action or inaction on the part of the Indemnified Person in connection with the business and affairs of the Company, (iii) this Agreement, (iv) the Member’s status as a member or manager of the Company or any Representative’s status as a representative of the Company or (v) any action taken by the Member or any Representative under this Agreement or otherwise on behalf of the Company (collectively, “Liabilities”), regardless of whether the Member continues to be a member of the Company and regardless of whether the Indemnified Person continues to fall within the definition of Indemnified Person contained in Section 14 hereof, to the fullest extent permitted by the Delaware Act and all other applicable laws; provided, that an Indemnified Person shall be entitled to indemnification hereunder only to the extent that such Indemnified Person’s conduct did not constitute willful misfeasance, bad faith or gross negligence. The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption that such Indemnified Person’s conduct constituted willful misfeasance, bad faith or gross negligence.

(b) Expenses incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding subject to Section 16(a) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that such person is not entitled to be indemnified as authorized in Section 16(a).

(c) The indemnification provided by this Section 16 shall be in addition to any other rights to which an Indemnified Person may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of each Indemnified Person.

(d) The Company may purchase and maintain insurance, at the Company’s expense, on behalf of one or more of the Indemnified Persons and such other persons as the Member shall determine, against any liability that may be asserted against, or any expense that may be incurred by, such person in connection with the activities of the Company or such persons’ acts or omissions in respect of the Company regardless of whether the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement.

(e) Any indemnification under this Section 16 shall be satisfied solely out of the assets of the Company. The Member shall not be subject to personal liability or required to fund or cause to be funded any obligation by reason of these indemnification provisions.

17. Other Activities Permitted. This Agreement shall not be construed in any manner to preclude the Member, any Representative or any of other Indemnified Person from engaging in any activity whatsoever permitted by applicable law (whether or not such activity might compete, or constitute a conflict of interest, with the Company) and (ii) no such person shall have any obligation to present or otherwise make available to the Company any business opportunity of which that such person may become aware.

18. Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws or choice of law rules or provisions.

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IN WITNESS WHEREOF, the undersigned hereby evidences its agreement to the terms and conditions hereof by executing and delivering this Agreement as of the date first above written.

Member:

CLEAR CHANNEL COMMUNICATIONS, INC.

By:	/s/ Hamlet T. Newsom, Jr.
	Name:	Hamlet T. Newsom, Jr.
	Title:	Assistant Secretary

[LLC Agreement of CC Finco Holdings, LLC]